Exhibit 99.1
Expedia, Inc. Reports Second Quarter 2006 Results
BELLEVUE, Wash.—August 10, 2006—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its second quarter ended June 30, 2006.
“Our second quarter results improved markedly from the first quarter, but we’re still under construction for the kind of sustained growth we believe is very much in Expedia’s future,” said Barry Diller, Expedia, Inc.’s Chairman and Senior Executive. “Apart from investing in operations, our continuing mandate is to grow free cash flow and sensibly allocate capital. We’ve completed the repurchase of 20 million shares of Expedia, Inc. common stock, reducing our outstanding share base by over 5%. And earlier this week, the Board of Expedia approved an additional authorization for 20 million shares.”
“This quarter was a solid step in the right direction. We continued to execute and invest in our long term initiatives, including our new platform, data warehouse, and other infrastructure efforts, while staying super-focused on driving continuous innovation for travelers across our brand portfolio,” said Dara Khosrowshahi, Expedia, Inc.’s CEO and President. “Expedia.com® Fare Alerts, Travel Ticker™ by Hotwire.com™ and ECT’s business intelligence toolset are all about helping our travelers and customers get great value in today’s travel environment. These are but the latest examples of Expedia enabling travelers to research, purchase and enjoy the trip that’s right for them.”
Financial Summary & Operating Metrics (figures in $MM’s, except per share amounts)

	3 Months	3 Months	Y / Y
Measure	Ended 6.30.06	Ended 6.30.05	Change
Gross bookings	$4,564.8	$4,132.7	10%
Revenue	598.5	555.0	8%
Revenue / gross bookings	13.1%	13.4%	(32 bps)
Gross profit	470.0	425.5	10%
Operating income before amortization *	184.2	174.3	6%
Operating income	136.3	96.4	41%
Adjusted net income *	118.2	123.1	(4%)
Adjusted EPS *	$0.32	$0.36	(11%)
Net income	95.5	73.4	30%
Diluted EPS	$0.27	$0.22	23%
Free cash flow *	248.1	272.4	(9%)
* “Operating income before amortization,” “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” for an explanation of non-GAAP measures used throughout this release. Please also see “Basis of Presentation” below for additional information on financial results presented throughout this release.
Discussion of Results
Gross Bookings & Revenue
Gross bookings increased 10% for the second quarter 2006 compared with second quarter 2005. Domestic gross bookings increased 7% and international gross bookings increased 22%, or 21% excluding the impact of foreign exchange rates.
Revenue increased 8% for the second quarter, primarily driven by increased worldwide merchant hotel revenue, partially offset by a decline in our worldwide merchant air revenue. Domestic revenue increased 1%, and international revenue increased 35%, or 33% excluding the impact of foreign exchange rates.
Worldwide merchant hotel revenue increased 17% for the second quarter, the highest rate of growth since the fourth quarter of 2004. The growth was primarily driven by a 15% increase in room nights stayed, including rooms delivered as a component of vacation packages, as well as by a 2% increase in revenue per room night. Revenue per room night increased due to a 6% increase in worldwide average daily rates (“ADRs”), partially offset by a decrease in hotel raw margin (defined as hotel net revenue as a percentage of hotel gross revenue).

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Worldwide air revenues decreased 13% for the second quarter, due to a 10% decrease in revenue per air ticket as airlines continued to reduce compensation to agencies. Air tickets sold decreased 4%, reflecting continued challenges in obtaining air inventory in both our agency and merchant air businesses in light of record industry load factors, and the reduction in relative capacity of carriers participating in our worldwide marketplace. Excluding merchant air, worldwide air tickets sold would have increased 5%. Lower availability of merchant air inventory also impacted our packages revenue, which grew 5% compared with the prior year period.
Revenue as a percentage of gross bookings (“revenue margin”) was 13.1% for the second quarter, down 32 basis points compared with second quarter 2005. Domestic revenue margin was down 82 basis points to 12.8%, while international grew 134 basis points to 14.0% as our international business continues to benefit from an increasing mix of merchant hotel bookings. The second quarter decline in worldwide revenue margin was primarily due to the decline in domestic air revenue per ticket, coupled with an increase in average worldwide airfares of 13%. Airfare inflation has the effect of increasing gross bookings without a corresponding increase in per ticket air revenues, as our remuneration generally does not vary with the price of the ticket.
Profitability
Gross profit for second quarter 2006 was $470 million, up 10% compared with second quarter 2005 due to increased revenue, a 187 basis point improvement in gross margin and lower stock-based compensation related to cost of revenue.
Operating Income Before Amortization (“OIBA”) for the second quarter increased 6% to $184 million, driven by increased revenue, partially offset by higher operating expenses, particularly general and administrative and selling and marketing. OIBA as a percentage of revenue was down 61 basis points to 30.8%, primarily reflecting higher growth in general and administrative expense as compared to revenue growth during the quarter, partially offset by the higher gross margin. Operating income increased 41% during the quarter to $136 million, driven by lower stock-based compensation expense and the same factors which impacted OIBA.
Adjusted net income for the second quarter decreased by $5 million compared to the same period in 2005 due primarily to the elimination of interest income from IAC, partially offset by higher OIBA. Net income increased by $22 million compared to the same period in 2005 due to higher operating income, partially offset by lower interest income. Adjusted EPS was $0.32 for the second quarter, and diluted EPS was $0.27.
Cash Flows & Working Capital
For the six months ended June 30, 2006, net cash provided by operating activities was $723 million and free cash flow was $689 million. Both measures include $489 million from net changes in working capital, primarily driven by our merchant hotel business. Free cash flow for the six months ended June 30, 2006 decreased $69 million from the prior year period due primarily to lower OIBA and higher cash taxes compared with the prior year period.
Recent Highlights
     Global Presence
•	Expedia, Inc.’s international points of sale in Canada, the United Kingdom, Germany, France, Italy, the Netherlands, China, Australia and other countries accounted for 24% of gross bookings and 26% of revenue in the second quarter, up from 22% of gross bookings and 21% of revenue in the prior year period.

•	eLong, Inc. (NASDAQ : LONG), a leading online travel company in China in which Expedia has a controlling interest, reached operating profitability during the second quarter.
     Brand Portfolio
•	Expedia.com was awarded the Brandweek Customer Loyalty Award in travel for the seventh year in-a-row, recognizing the brand’s commitment to anticipating and exceeding customer expectations.

•	TripAdvisor™, the largest travel community in the world, grew its traveler reviews and opinions 150% to over 5 million from June 2005. In addition, the Company launched goLists™ (http://www.tripadvisor.com/golists), enabling worldwide travelers to publish lists of their favorite destinations, attractions, activities, hotels and

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restaurants. TripAdvisor was awarded two Webby People’s Voice Awards for the best site in the Travel and Community categories, recognizing the Company’s continuous innovation and content growth.
•	Hotels.com® continued its re-branding success, growing worldwide gross bookings 25% in the second quarter, its sixth straight quarter of accelerating bookings growth.

•	Expedia® Corporate Travel (“ECT”) grew its worldwide gross bookings 47%, again exceeding $250 million for the quarter. ECT also launched its most recent suite of upgraded functionality and announced the fall launch in Germany of its sixth international presence.
     Content & Innovation
•	Expedia travelers have created over 150,000 qualified reviews of hotel stays covering over 18,000 worldwide properties since the feature launched in early 2005.

•	Expedia.com debuted Expedia® Fare Alert and the Gas Station Locator. Fare Alert is a desktop application that automatically alerts travelers to worldwide airfares and vacation packages within a user-specified price range. Gas Station Locator helps travelers locate gas stations with the least expensive gas nearest their drop-off location.

•	Expedia.com introduced an exclusive 1-800 number to its most frequent travelers, offering them personalized 24x7 customer service, as well as no change or cancel fees on transactions processed through the 1-800 number.

•	Hotels.com, the experts in booking hotels online, announced the availability of rooms and rates for more than 70,000 hotels, vacation rentals and bed & breakfasts on Sprint Vision phones, marking the first time travelers can access and book hotels.com online travel site offerings via mobile phones.

•	Hotwire® introduced its Travel Ticker™ service, notifying price conscious travelers of carefully selected, insider deals for upcoming travel from a trusted source. Travel Ticker deals include hotel rooms, airfares, rental cars and packages, available via a bi-weekly newsletter and at www.travelticker.hotwire.com.

•	Expedia.com and Conde Nast announced a long-term strategic relationship whereby Expedia will serve as the exclusive booking engine for Conde Nast’s Concierge.com. Expedia customers will benefit from travel content and tools licensed exclusively by Conde Nast, including custom destination guides, customized travel content, annual Conde Nast Traveler awards and lists, and a special monthly Conde Nast Traveler magazine preview.
     Partner Services Group (“PSG”)
•	Expedia, Inc. and Continental Airlines announced a five-year strategic partnership under which Continental’s full range of products and services will be marketed through Expedia.com and its affiliate sites.

•	Expedia, Inc.’s worldwide points of sale have begun flowing airline travel segments to Amadeus and Sabre, diversifying the Company’s Global Distribution Service (“GDS”) provider base, and leveraging the incremental content and pricing that these providers offer.

•	Expedia and Accor Hotels announced a strategic partnership with Accor’s Sofitel-branded properties, adding more than 200 hotels throughout Europe, the Middle East and Africa to Expedia’s merchant hotel program, and providing for the implementation of direct connect technology.

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue	$598,458	$555,007	$1,092,356	$1,040,053
Cost of revenue (1)	128,449	129,484	247,763	243,587

Gross profit	470,009	425,523	844,593	796,466

Operating expenses:
Selling and marketing (1)	198,666	192,613	399,692	372,203
General and administrative (1)	71,053	66,111	144,414	123,050
Technology and content (1)	33,288	35,152	68,832	71,144
Amortization of intangible assets	30,120	31,783	60,291	63,448
Amortization of non-cash distribution and marketing	627	3,485	8,867	3,917

Operating income	136,255	96,379	162,497	162,704

Other income:
Interest income, net:
Interest income from IAC/InterActiveCorp	—	17,105	—	24,773
Other interest income, net	6,559	2,607	8,262	4,738
Other, net	10,466	3,476	14,123	4,510

Total other income, net	17,025	23,188	22,385	34,021

Income before income taxes and minority interest	153,280	119,567	184,882	196,725
Provision for income taxes	(56,158)	(45,484)	(65,816)	(74,869)
Minority interest in earnings of consolidated subsidiaries, net	(1,640)	(651)	(249)	(395)

Net income	$95,482	$73,432	$118,817	$121,461

Net earnings per share available to common stockholders:
Basic	$0.28	$0.22	$0.34	$0.36
Diluted	0.27	0.22	0.33	0.36

Shares used in computing earnings per share:
Basic	346,014	335,540	345,896	335,540
Diluted	359,090	340,549	362,130	340,549

(1) Includes stock-based compensation as follows:
Cost of revenue	$1,586	$5,265	$4,811	$11,185
Selling and marketing	3,446	7,362	8,697	15,451
General and administrative	8,753	21,110	18,440	35,736
Technology and content	3,436	8,871	9,160	18,536

Total stock-based compensation	$17,221	$42,608	$41,108	$80,908

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EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30,	December 31,
	2006	2005
	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$643,341	$297,416
Restricted cash and cash equivalents	20,623	23,585
Accounts and notes receivable, net of allowance of $3,474 and $3,914	202,913	174,019
Deferred income taxes, net	15,551	—
Prepaid merchant bookings	68,994	30,655
Prepaid expenses and other current assets	67,740	64,569

Total current assets	1,019,162	590,244
Property and equipment, net	104,344	90,984
Long-term investments and other assets	49,262	39,431
Intangible assets, net	1,117,046	1,176,503
Goodwill	5,860,166	5,859,730

TOTAL ASSETS	$8,149,980	$7,756,892

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, merchant	$627,041	$534,882
Accounts payable, trade	111,628	107,580
Short-term borrowings	93	230,755
Deferred merchant bookings	825,729	406,948
Deferred revenue	12,580	7,068
Income taxes payable	75,796	43,405
Deferred income taxes, net	—	3,178
Other current liabilities	161,179	104,409

Total current liabilities	1,814,046	1,438,225
Deferred income taxes, net	375,671	368,880
Derivative liabilities	34,067	105,827
Other long-term liabilities	39,792	38,423
Minority interest	58,847	71,774

Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000,000
Series A shares issued and outstanding: 846 and 846
Common stock $.001 par value	327	323
Authorized shares: 1,600,000,000
Shares issued: 326,700,252 and 323,184,577
Shares outstanding: 314,097,674 and 321,979,486
Class B common stock $.001 par value	26	26
Authorized shares: 400,000,000
Shares issued and outstanding: 25,599,998 and 25,599,998
Additional paid-in capital	5,829,411	5,695,498
Treasury stock — Common stock, at cost	(185,779)	(25,464)
Shares: 12,602,578 and 1,205,091
Retained earnings	183,795	64,978
Accumulated other comprehensive loss	(223)	(1,598)

Total stockholders’ equity	5,827,557	5,733,763

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,149,980	$7,756,892

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six months ended
	June 30,
	2006	2005
Operating activities:
Net income	$118,817	$121,461
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	22,673	23,505
Amortization of intangible assets, non-cash distribution and marketing, and stock-based compensation	110,266	148,273
Deferred income taxes	(5,595)	23,086
Unrealized gain on derivative instruments, net	(12,212)	—
Equity in (earnings) losses of unconsolidated affiliates	(586)	795
Minority interest in earnings of consolidated subsidiaries, net	249	395
Other	479	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts and notes receivable	(26,514)	(48,605)
Prepaid merchant bookings and prepaid expenses	(51,314)	(60,230)
Accounts payable, trade and other current liabilities	50,854	60,634
Accounts payable, merchant	91,263	123,142
Deferred merchant bookings	418,720	388,907
Deferred revenue	5,503	2,121
Other, net	—	(34)

Net cash provided by operating activities	722,603	783,450

Investing activities:
Acquisitions, net of cash acquired	(4,891)	13,579
Capital expenditures	(34,029)	(26,010)
Proceeds from sale of marketable securities	—	1,000
Increase in long-term investments and deposits	(1,632)	(2,393)
Transfers to IAC/InterActiveCorp, net	—	(560,768)
Other, net	—	161

Net cash used in investing activities	(40,552)	(574,431)

Financing activities:
Repayment of short-term borrowings	(230,668)	—
Changes in restricted cash and cash equivalents	(4,479)	(32,595)
Proceeds from exercise of equity awards	23,938	555
Excess tax benefit on equity awards	781	—
Treasury stock activity	(127,195)	—
Contributions from IAC/InterActiveCorp, net	—	5,769
Other, net	—	5,360

Net cash used in financing activities	(337,623)	(20,911)
Effect of exchange rate changes on cash and cash equivalents	1,497	(907)

Net increase in cash and cash equivalents	345,925	187,201
Cash and cash equivalents at beginning of period	297,416	141,668

Cash and cash equivalents at end of period	$643,341	$328,869

Supplemental Cash Flow Information
Cash paid for interest	$2,700	$—
Income tax payments, net	33,055	3,746

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Income Statement Notes
Revenue
•	Expedia, Inc. makes travel products and services available on a merchant and agency basis. Merchant transactions typically produce a higher level of net revenues per transaction, and are generally recognized when the customer uses the travel product or service. Agency revenues are typically recognized at the time the reservation is booked.

•	Agency gross bookings were 60% of total bookings for the three months ended June 30, 2006, and 59% for the prior year period. Agency mix increased during the quarter primarily due to a 13% increase in average airfares associated with our airline bookings, which constitute the bulk of overall agency bookings, as well as a significant decline in our merchant air gross bookings.
Cost of Revenue
•	Cost of revenue primarily consists of: (1) credit card merchant fees; (2) costs of our data and call centers; (3) fees paid to fulfillment vendors for processing airline tickets and related customer services; (4) costs paid to suppliers for certain destination inventory; and (5) reserves and related payments to airlines for tickets purchased with fraudulent credit cards.

•	Cost of revenue was 21.5% of revenue for the three months ended June 30, 2006 and 23.3% for the prior year period. The decrease was primarily due to lower stock-based compensation related to cost of revenue and a lower mix of destination service revenue. Cost of revenue excluding stock-based compensation was 21.2% of revenue for the three months ended June 30, 2006, and 22.4% for the prior year period. The decrease was due in part to a lower mix of destination service revenue.

•	Cost of revenue included depreciation expense of $2 million for the three months ended June 30, 2006, and $3 million for the comparable 2005 period.
Operating Expenses
•	Operating expenses as a percentage of revenue for the three months ended June 30, 2006 and 2005 were as follows (please note stock-based compensation expense has been excluded from calculation and discussions which follow; some numbers may not add due to rounding):

	2006	2005	Change
Selling and marketing	32.6%	33.4%	(0.8%)
General and administrative	10.4%	8.1%	2.3%
Technology and content	5.0%	4.7%	0.3%

Total	48.0%	46.2%	1.8%
•	Operating expenses include depreciation expense of $10 million and $9 million for the three months ended June 30, 2006 and 2005, respectively.
     Selling and Marketing
•	Selling and marketing expense relates to direct advertising and distribution expense, including television, radio and print spending, as well as traffic generation from Internet portals, search engines, private label and affiliate programs. Approximately 21% of the second quarter 2006 expense relates to personnel costs, including our PSG staff, marketing teams and destination services desk personnel, compared with 18% for the prior year period.

•	The 0.8% year-over-year decrease in selling and marketing expense as a percentage of revenue was largely due to reduced broad-based television advertising spend at our North American points of sale and a shift of marketing spend from the second quarter to the third quarter at our European points of sale in part due to timing of the World Cup. These decreases as a percentage of revenue were partially offset by increased headcount expense, including headcount associated with PSG.

•	We expect selling and marketing to increase as a percentage of revenue for full-year 2006 due to continued expansion of our earlier stage international businesses, inflation in search-related and other traffic acquisition vehicles, lower marketing efficiencies, costs associated with our tenth-year anniversary promotions and increased fixed personnel costs versus 2005.

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     General and Administrative
•	General and administrative expense consists primarily of personnel-related costs for support functions that include our executive leadership, finance, legal, tax and human resources functions, and fees for professional services that include legal, tax and accounting.

•	The 2.3% year-over-year increase in general and administrative expense as a percentage of revenue was due to increased legal costs as well as growth in our executive, support and external staff to support our becoming a public company in August 2005.

•	General and administrative expense amounts should generally flatten in the second half of 2006, but increase as a percentage of revenue for full year 2006 versus 2005 due to the incremental costs as a stand-alone public company, and increased legal costs.
     Technology and Content
•	Technology and content expense includes product development expenses such as payroll and related expenses for localization, and depreciation of website development costs.

•	The 0.3% year-over-year increase in technology and content expense as a percentage of revenue was due to increases in our software development and engineering teams, and our increased site innovation.

•	Given the increasing complexity of our business, geographic expansion, initiatives in corporate travel, increased supplier integration, service-oriented architecture improvements and other initiatives, we expect absolute amounts spent in technology and content to increase over time, and to increase as a percentage of revenue for full year 2006 to support our technology platform, data warehouse and other initiatives.

•	The $8 million increase in capital expenditures for the quarter ended June 30, 2006 compared with the prior year period is primarily due to capitalized software costs, which will be expensed as technology and content over a three year period subsequent to the software being put into service.
Stock-Based Compensation Expense
•	Stock-based compensation expense relates primarily to expense for stock options and restricted stock units (“RSUs”). Since February 2003, we have awarded RSUs as our primary form of employee stock-based compensation. Our stock-based awards generally vest over periods between four and five years.

•	Stock-based compensation expense for the three months ended June 30, 2006 was $17 million, consisting of $11 million in stock options expense and $6 million in expense related to RSUs and other equity compensation. Stock-based compensation decreased $25 million from the prior year amount due primarily to the completed vesting of some high value options, and to a lesser extent due to a change in the forfeiture assumptions associated with our equity awards.

•	Assuming, among other things, no modification of existing awards or significant award grants, we expect stock-based compensation expense in full-year 2006 will be less than $100 million, and will decrease further in 2007.

•	The adoption of SFAS 123(R) on January 1, 2006 did not have a material impact on our financial position as we have been accounting for stock-based awards in accordance with SFAS 123 since January 1, 2003. Under SFAS 123(R), less than $1 million of “excess tax benefit on equity awards” is included in “cash flow from financing activities” for the six months ended June 30, 2006.
Net Interest Income
•	The reduction in net interest income from the prior year period relates to the extinguishment in the Spin-Off of Receivables from IAC. We expect that interest income will decline substantially again in the third quarter of 2006 versus 2005 due to the extinguishment of the receivable and cash used for stock repurchases.
Income Taxes
•	The effective tax rate on pre-tax adjusted income was 37.9% for the three months ended June 30, 2006 compared with 37.0% in the prior year period. The effective tax rate in both periods was higher than the federal statutory rate of 35% principally due to state income taxes.

•	The effective tax rate on GAAP pre-tax income was 36.6% for the three months ended June 30, 2006 compared with 38.0% in the prior year period. The effective tax rate was higher than the federal statutory rate of 35% in both periods principally due to state income taxes, partially offset in the 2006 period by the disallowance for tax purposes of the mark-to-market net gain related to our derivative instrument.

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•	Cash paid for income taxes for the six months ended June 30, 2006 was $33 million, an increase of $29 million compared with the prior year period due primarily to IAC’s payment of taxes related to Expedia during the pre-spin period.
Foreign Exchange
•	As Expedia, Inc.’s reporting currency is the U.S. Dollar (“USD”), reported financial results are affected by the strength or weakness in the USD in comparison to the currencies of our international operations. Management believes investors may find it useful to assess our growth rates with and without the impact of foreign exchange. The estimated impact during the second quarter from foreign exchange was as follows:

			Impact on Y/Y
	Three months ended	Y/Y growth rates	growth rates from
	June 30, 2006 Y/Y	excluding foreign	foreign exchange
	growth rates	exchange movements	movements

Gross Bookings	10.5%	10.2%	0.3%
Revenue	7.8%	7.8%	0.0%
Operating Income	41.4%	41.6%	(0.2%)
Operating Income Before Amortization	5.7%	5.8%	(0.1%)
Balance Sheet Notes
Cash, Cash Equivalents, and Restricted Cash
•	Cash, cash equivalents and current restricted cash totaled $664 million at June 30, 2006. This amount includes $21 million in restricted cash and equivalents, which relates to merchant air revenue transactions.

•	The $346 million increase in cash and cash equivalents for the six months ended June 30, 2006 principally relates to the $489 million increase in cash from net changes in working capital and $184 million in OIBA, partially offset by the $230 million repayment of our revolver and $127 million of treasury stock activity, primarily related to common stock repurchased and settled in cash by quarter-end.
Accounts Receivable
•	Accounts receivable include credit card receivables generally due within two to three days from credit card agencies, as well as receivables from agency transactions, which are generally due within 30 days from our airlines, global distribution and hotel suppliers.
Prepaid Merchant Bookings, Prepaid Expenses and Other Current Assets
•	Prepaid merchant bookings relate to our merchant air business, and reflect prepayments to our airline partners for their portion of the gross booking, prior to the travelers’ dates of travel.

•	Prepaid expenses and other current assets are primarily composed of prepaid marketing, prepaid merchant fees, prepaid license and maintenance agreements and prepaid insurance.
Goodwill, Intangible Assets, net
•	Goodwill and Intangible Assets, net primarily relate to the acquisitions of Hotels.com, Expedia.com and Hotwire.com.

•	$913 million of Intangible Assets, net relates to intangible assets with indefinite lives, which are not amortized.

•	$204 million of Intangible Assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to ten years. This amortization is generally not deductible for tax purposes.

•	Amortization expense related to definite life intangibles was $30 million for the three months ended June 30, 2006, compared with $32 million for the prior year period. Assuming no subsequent impairment or acquisitions, we expect amortization expense for definite life intangibles of $110 million in 2006 and $71 million in 2007.
Deferred Merchant Bookings and Accounts Payable, Merchant
•	Deferred merchant bookings consist of amounts received from travelers who have not yet traveled. The payment to suppliers related to these bookings is not made until approximately one week after booking for air travel and, for all other merchant bookings, after the customer’s use and subsequent billing from the supplier, which billing is

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reflected as accounts payable, merchant on our balance sheet. Therefore, especially for merchant hotel, there is a significant period of time from the receipt of cash to supplier payment.

•	As long as the merchant hotel business continues to grow and our business model does not change, we expect that changes in working capital will continue to be positive. If this business declines or if the model changes, it would negatively affect our working capital.

•	Deferred merchant bookings generally mirror the seasonality pattern of our gross bookings.

•	For the six months ended June 30, 2006, the change in deferred merchant bookings and accounts payable, merchant contributed $510 million to net cash flow provided by operating activities.
Borrowings
•	Expedia, Inc. maintains a $1 billion five-year unsecured revolving credit facility that bears interest based on our financial leverage, currently priced at LIBOR+0.50%. As of June 30, 2006 we had no balance on our revolver.

•	There was approximately $0.5 million of expenses associated with the facility for the quarter. This amount is classified in “other interest income, net” on our statements of income.
Other Current Liabilities
•	Other current liabilities principally relate to accruals for cost of service related to our call center and internet services, accruals for service, bonus, salary and wage liabilities and a reserve for occupancy taxes.

•	Other current liabilities increased from December 31, 2005, due primarily to $33 million in unsettled stock repurchases, and $13 million in payables related to our purchasing a portion of the minority interest in TripAdvisor.
Derivative Liabilities
•	In connection with IAC’s acquisition of Ask Jeeves™ (“Ask”), we issued 4.3 million shares of Expedia, Inc. common stock into an escrow account, which shares (or cash in equal value) were due to holders of Ask convertible notes upon conversion. These shares have been included in diluted shares from the date of Spin-Off

•	During the first half of 2006 notes were converted for 3.0 million shares at a fair value of $72 million, leaving 1.3 million shares of Expedia common stock (or cash in equal value) due to Ask note holders upon conversion.

•	The estimated fair value of the Ask notes and other derivatives at June 30, 2006 was $21 million, recorded as derivative liabilities on our balance sheet.

•	For the three months ended June 30, 2006, we recorded a net unrealized gain of $8 million, principally related to the Ask notes, due to the decrease in our share price during the second quarter. This gain is reflected as a decrease in the liability, and is recorded in “other, net” in “other income” on our statements of income, and is excluded from our OIBA and Adjusted Net Income calculations.

•	We anticipate recording a quarterly unrealized gain or loss in future quarters related to the escrow shares as we adjust the fair value of this liability for changes in our stock price. Assuming no further conversion, every $1 change in our stock price as measured at subsequent quarter-ends compared with the prior completed quarter-end, would generate approximately $1.3 million in unrealized gain or loss for that period.

•	Approximately $13 million of derivative liabilities at June 30, 2006 relate to cross-currency swaps, an increase of $12 million from December 31, 2005. The increase was due to weakening of the USD compared with the Euro, and rising interest rates.
Minority Interest
•	At June 30, 2006, our minority interest relates principally to minority ownership positions in eLong and TripAdvisor, results for which are consolidated for all periods presented.

•	During the three months ended June 30, 2006 we acquired the minority interest associated with ECT Europe for approximately $6 million. $3 million was paid during the quarter, and the remaining $3 million will be paid in 2007 and 2008.

•	In June, 2006 we incurred an obligation to purchase a portion of the minority interest in TripAdvisor for $13 million. Subsequent to June 30, 2006 we agreed to purchase the remaining minority interest in TripAdvisor for approximately $5 million, and paid both amounts.
Common Stock
•	During the three months ended June 30, 2006 we repurchased 10.5 million shares of Expedia, Inc. common stock for $154 million, an average repurchase price of $14.66 per share including transaction costs. Subsequent to quarter-end, we repurchased an additional 9.5 million shares for $134 million, representing an average repurchase

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price of $14.14 per share including transaction costs. These repurchases completed the Company’s May 2006 authorization to repurchase up to 20 million shares of common stock.

•	In early August, the Company’s Board of Directors authorized an additional repurchase of up to 20 million common shares.
Class B Common Stock
•	There are approximately 26 million shares of Expedia Class B common stock outstanding. Class B holders are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.

•	Through the common stock our Chairman owns directly, as well as the common stock and class B stock for which he has an irrevocable proxy, Mr. Diller has a controlling 55% voting interest in Expedia, Inc. as of July 31, 2006.
Warrants
•	As of June 30, 2006 we had 58.5 million warrants outstanding, which if exercised in full would entitle holders to acquire 34.6 million common shares of Expedia, Inc. for an aggregate purchase price of approximately $774 million (an average of $22 per Expedia, Inc. common share).

•	32.2 million of these warrants are privately held and expire in 2012, and 26.0 million warrants are publicly-traded and expire in 2009. There are 0.3 million miscellaneous warrants outstanding.
Stock-Based Awards
•	At June 30, 2006, there were approximately 32.5 million stock-based awards outstanding, primarily consisting of 24.8 million stock options with a $16.25 weighted average exercise price and a weighted average remaining life of 3.8 years, and 7.7 million RSUs.

•	During the second quarter we granted 0.4 million RSUs, primarily to new hires. Year-to-date through June 30, 2006, we have granted 4 million RSUs to employees, including approximately 1 million performance-related grants to certain executives.

•	Year-to-date through June 30, 2006 employee equity award grants net of cancellations, expirations and forfeitures are 2.6 million.
Fully-Diluted Shares
•	Fully-diluted share counts for Earnings per share and Adjusted earnings per share calculations include equity awards as follows (some numbers may not add due to rounding):

	Quarter Ended	Quarter Ended	Quarter Ended
	June 30, 2006	December 31, 2005	June 30, 2005
Basic shares outstanding	346,014	339,746	335,540

Options	7,330	13,249	—
Warrants	3,189	5,138	5,009
Derivative liabilities	1,669	4,304	—
RSUs / RSAs	869	419	—
Other	19	776	—

Fully-diluted shares outstanding	359,090	363,632	340,549
RSUs / RSAs, Adjusted Net Income method	7,093	4,648	—

Adjusted diluted shares	366,183	368,279	340,549
•	For the June 30, 2005 period we have included the dilutive effect of certain warrants since the terms of the stock warrant agreements obligated us, as of the Spin-Off, to issue underlying common stock. We did not have such obligations for options and other potentially dilutive securities prior to the Spin-Off.

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Expedia, Inc.
Operational Metrics — Second Quarter 2006
(All figures in $millions or millions)
•	The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our releases.

•	As our business evolves and as we integrate our operations, we intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, these metrics are subject to removal and / or change, and such changes could be material.

•	“Expedia” gross bookings constitute bookings from all Expedia-branded properties, including our international sites and our worldwide Expedia® Corporate Travel businesses. “Other” gross bookings constitute bookings from all brands other than Expedia-branded properties and Hotels.com and its international points of presence.

•	Metrics, with the exception of revenue items, include 100% of the results of an unconsolidated joint-venture of which we own approximately 49.9%.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2004			2005				2006		Y/Y
	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Growth
Gross Bookings by Geography
Domestic	$2,753	$2,630	$2,301	$3,184	$3,224	$3,051	$2,614	$3,508	$3,455	7%
International	526	636	594	902	909	887	781	1,140	1,109	22%

Total	$3,279	$3,266	$2,895	$4,086	$4,133	$3,938	$3,395	$4,648	$4,565	10%

Net Revenue by Geography
Domestic	$415	$414	$350	$386	$440	$457	$379	$371	$443	1%
International	72	89	89	99	115	128	115	123	156	35%

Total	$487	$504	$439	$485	$555	$585	$495	$494	$598	8%

Gross Bookings by Brand
Expedia	$2,505	$2,525	$2,310	$3,252	$3,191	$3,048	$2,679	$3,680	$3,590	13%
Hotels.com	470	461	351	483	497	502	407	582	621	25%
Other	304	280	234	352	445	387	309	386	354	-20%

Total	$3,279	$3,266	$2,895	$4,086	$4,133	$3,938	$3,395	$4,648	$4,565	10%

Gross Bookings by Agency/Merchant
Agency	$1,888	$1,875	$1,760	$2,386	$2,421	$2,297	$2,082	$2,695	$2,728	13%
Merchant	1,392	1,391	1,135	1,700	1,712	1,640	1,314	1,953	1,837	7%

Total	$3,279	$3,266	$2,895	$4,086	$4,133	$3,938	$3,395	$4,648	$4,565	10%

Packages Revenue	$107	$109	$94	$114	$124	$128	$106	$114	$131	5%
Number of Transactions	8.5	9.2	7.6	9.6	10.1	10.4	8.7	10.8	10.6	5%
Merchant hotel room nights	8.3	9.1	7.4	7.3	8.8	10.2	8.3	8.1	10.1	15%
Notes & Definitions:
Gross Bookings — Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel by travelers, including taxes, fees and other charges, and are not reduced for some cancellations and traveler refunds.
Number of Transactions — Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.
Merchant Hotel Room Nights — Worldwide merchant hotel nights, net of cancellations. With the exception of Hotwire, which records room nights upon booking, nights are reported as stayed. This metric includes nights stayed on both a package and stand-alone basis.

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Definitions of Non-GAAP Measures
Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP, and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing comparable GAAP measures, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measures.
Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) amortization of non-cash distribution and marketing expense, (2) stock-based compensation expense, (3) amortization of intangible assets and goodwill impairment, if applicable and (4) certain one-time items, if applicable. OIBA represents the combined operating results of Expedia, Inc.’s businesses, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of other non-cash expenses that may not be indicative of our core business operations. Management believes this measure is useful to investors because it corresponds more closely to the cash operating income generated from our core operations by excluding significant non-cash operating expenses, it aids in forecasting and analyzing future operating income as stock-based compensation, amortization of intangibles and non-cash distribution and marketing expenses are likely to decline significantly going forward and because it provides greater insight into management decision making at Expedia, as OIBA is our primary internal metric for evaluating the performance of our businesses. OIBA has certain limitations in that it does not take into account the impact of certain expenses to Expedia, Inc.’s statements of income, including stock-based compensation, non-cash payments to partners, and acquisition-related accounting. Due to the high variability and difficulty in predicting certain items that affect net income, such as tax rates, stock price and interest rates, Expedia, Inc. is unable to provide reconciliation to net income on a forward-looking basis without unreasonable efforts.
Adjusted Net Income generally captures all items on the statements of income that have been, or ultimately will be, settled in cash and is defined as net income available to stockholders plus net of tax (1) amortization of non-cash distribution and marketing expense, (2) stock-based compensation expense, (3) amortization of intangible assets and goodwill impairment, if applicable, (4) one-time items, (5) minority interest, (6) mark to market gains and losses on derivative liabilities and (7) discontinued operations. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses and items not directly tied to the core operations of our businesses.
Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of other non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have the same limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income and net income per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of income.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it

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represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Tabular Reconciliations for Non-GAAP Measures
Operating Income Before Amortization

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(in thousands)

OIBA	$184,223	$174,255	$272,763	$310,977
Amortization of intangible assets	(30,120)	(31,783)	(60,291)	(63,448)
Stock-based compensation	(17,221)	(42,608)	(41,108)	(80,908)
Amortization of non-cash distribution and marketing	(627)	(3,485)	(8,867)	(3,917)

Operating income	136,255	96,379	162,497	162,704

Interest income, net	6,559	19,712	8,262	29,511
Other, net	10,466	3,476	14,123	4,510
Provision for income taxes	(56,158)	(45,484)	(65,816)	(74,869)
Minority interest in earnings of consolidated subsidiaries	(1,640)	(651)	(249)	(395)

Net income	$95,482	$73,432	$118,817	$121,461

Adjusted Net Income & Adjusted EPS

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(in thousands, except per share data)

Net income	$95,482	$73,432	$118,817	$121,461
Amortization of intangible assets	30,120	31,783	60,291	63,448
Stock-based compensation	17,221	42,608	41,108	80,908
Amortization of non-cash distribution and marketing	627	3,485	8,867	3,917
Unrealized gain on derivative instruments, net	(7,912)	—	(12,212)	—
Minority interest	(214)	(652)	(535)	(913)
Provision for income taxes	(17,143)	(27,570)	(41,138)	(52,780)

Adjusted net income	$118,181	$123,086	$175,198	$216,041

GAAP diluted weighted average shares outstanding	359,090	340,549	362,130	340,549
Additional restricted stock units	7,093	—	6,073	—

Adjusted weighted average shares outstanding	366,183	340,549	368,203	340,549

Diluted earnings per share	$0.27	$0.22	$0.33	$0.36

Adjusted earnings per share	$0.32	$0.36	$0.48	$0.63

Free Cash Flow

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(in thousands)

Net cash provided by operating activities	$269,049	$285,761	$722,603	$783,450
Less: capital expenditures	(20,991)	(13,389)	(34,029)	(26,010)

Free cash flow	$248,058	$272,372	$688,574	$757,440

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Conference Call
Expedia, Inc. will audiocast its conference call with investors and analysts discussing its second quarter financial results and certain forward-looking information on Thursday, August 10, 2006 at 9:00 a.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately one month subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of August 10, 2006, and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income, earnings per share and other measures of results of operation and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: Expedia, Inc.’s ability to effectively update, automate and integrate disparate financial and accounting systems and approaches among its brands and businesses; the accuracy, integrity, security and redundancy of systems, including financial and accounting systems, and networks of Expedia, Inc.; reliance on newly implemented systems supporting our financial planning and projections; adverse changes in our relationships with travel suppliers or GDS partners; adverse changes in senior management; the rate of growth of the Internet and online travel; changes in the competitive environment, the e-commerce industry and broadband access; declines or disruptions in the travel industry (including those caused by decreased consumer and business spending, adverse weather, bankruptcies, health risks, war, terrorism and/or general economic downturns); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Asia; fluctuations in foreign exchange rates; Expedia, Inc.’s ability to expand successfully in international markets; possible charges resulting from, among other events, integration and process review activities, platform migration and shared services efforts; failure to realize cost efficiencies; the successful completion of any pending corporate transactions and the integration of current and acquired businesses; and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s most recent quarterly report on Form 10-Q, and its annual report on Form 10-K for the year ended December 31, 2005.
Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.
Basis of Presentation
On August 9, 2005, IAC separated into two separate companies. As a result, Expedia, Inc. became a separate public company (the “Spin-Off”). These financial statements present results of operations, financial position and cash flows on a combined basis until the Spin-Off and on a consolidated basis thereafter. The unaudited financial statements relating to periods prior to August 9, 2005 were prepared on a combined basis because there was no direct ownership relationship among any or all of the businesses that comprised Expedia, Inc. upon Spin-Off.
About Expedia, Inc.
Expedia, Inc. is the world’s leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book, and experience travel. Expedia, Inc. also provides wholesale travel to offline retail travel agents. Expedia, Inc.’s portfolio of brands include: Expedia.com®, Hotels.com ® , Hotwire®, Expedia® Corporate Travel, TripAdvisor™ and Classic Vacations®. Expedia, Inc.’s companies also operate internationally with sites in Canada, the United Kingdom, Germany, France, Italy, the Netherlands, Australia and China, through its investment in eLong™. For more information, visit http://www.expediainc.com. (NASDAQ: EXPE).

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Expedia, Expedia.com, Enjoy Your Trip and the Airplane logo are either registered trademarks or trademarks of Expedia, Inc. in the U.S. and/or other countries. Hotels.com, the Hotels.com logo, and We Know Hotels Inside And Out are either registered trademarks or trademarks of Hotels.com, LLP in the U.S. and/or other countries. Hotwire, the Hotwire logo and Travel Ticker are either registered trademarks or trademarks of Hotwire, Inc. in the U.S. and/or other countries. TripAdvisor, the TripAdvisor logo, the Owl Logo and goLists are either registered trademarks or trademarks in the U.S. and/or other countries of TripAdvisor LLC. Other product and company names mentioned herein may be trademarks of their respective owners.
Contacts

Investor Relations	Communications
Stu Haas	Wendy Grover
(425) 679-3555	(425) 679-7874
ir@expedia.com
© 2006 Expedia, Inc. All rights reserved. CST 2029030-40.

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